Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Applied Minerals, Inc. (the “Company”) on Form S-8 (No. 333-193835) and Form S-3 (Nos. 333-179139 and 333-177539), of our report dated March 27, 2015, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014, and the effectiveness of Applied Minerals, Inc.'s internal control over financial reporting as of December 31, 2014, which report is included in this Annual Report on Form 10-K to be filed on or about March 27, 2015.

/s/ EISNERAMPER LLP

New York, New York

March 27, 2015